                                                                    EXHIBIT 23.2

CONSENT OF KPMG LLP













                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Charter One Financial, Inc.

We consent to incorporation by reference in the annual report filed on Form 10-K of Charter One Financial, Inc. and in Registration Statements Nos. 33-23805, 33-61273, 333-33259, 333-42823, 333-33169, 333-70007, 333-65137, and 333-67431
of Charter One Financial, Inc. on forms S-8 of our report dated December 13, 1996 relating to the consolidated statements of income, changes in shareholders' equity and cash flows of RCSB Financial, Inc. and subsidiaries for the year ended November 30, 1996, which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of Charter One Financial, Inc.





/s/KPMG LLP


Rochester, New York
March 18, 1999